FORM 4

[  ]   Check this box if no longer
       subject to Section 16,
       Form 4 or Form 5
       obligations may continue.
       See Instruction 1(b)

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person*

     Deell                          Jeff
     (Last)                         (First)                   (Middle)

     5641 Prospect Road
     (Street)

     New Minas                      Nova Scotia, Canada         B4N 3K5
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Donar Enterprises, Inc.

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     08/02

5.   If Amendment, Date of Original (Month/Year)

     n/a

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (   )  Director                              (   )  10% Owner
     ( x )  Officer (give title below)            (   )  Other (specify below)

     Vice President and Secretary

7.   Individual or Joint/Group Filing (Check Applicable Line)

     ( x )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

                                                                       Page 1

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1.  Title of Security                  2.  Transaction Date
     (Instr. 3)                             (Month/Day/Year)
 --------------------------------------  ------------------------
 a.  Common Stock, par value $.001          08/30/2002
 --------------------------------------  ------------------------
 b.
 --------------------------------------  ------------------------
 c.
 --------------------------------------  ------------------------
 d.
 --------------------------------------  ------------------------
 e.
 --------------------------------------  ------------------------
 f.
 --------------------------------------  ------------------------

 3.  Transaction      4.  Securities Acquired (A) or
     Code                 Disposed of (D)
     (Instr. 8)           (Instr. 3, 4 and 5)
 -------------------  -------------------------------------------
     Code       V        Amount       (A) or (D)        Price
 ---------   -------  -------------  -------------  -------------
 a. J (see note 1)       10,000           A             $0.05
 ---------   -------  -------------  -------------  -------------
 b.
 ---------   -------  -------------  -------------  -------------
 c.
 ---------   -------  -------------  -------------  -------------
 d.
 ---------   -------  -------------  -------------  -------------
 e.
 ---------   -------  -------------  -------------  -------------
 f.
 ---------   -------  -------------  -------------  -------------

 5.  Amount of Securities        6. Ownership Form:  7. Nature of Indirect
     Beneficially Owned             Direct (D) or       Beneficial Ownership
     at End of Month                Indirect (I)
                                    (Instr. 4)          (Instr. 4)
     (Instr. 3 and 4)
 ------------------------------  ------------------  -----------------------
 a.  10,000                         D                   N/A
 ------------------------------  ------------------  -----------------------
 b.
 ------------------------------  ------------------  -----------------------
 c.
 ------------------------------  ------------------  -----------------------
 d.
 ------------------------------  ------------------  -----------------------
 e.
 ------------------------------  ------------------  -----------------------
 f.
 ------------------------------  ------------------  -----------------------

 Reminder:  Report on a separate line for each class of securities beneficially
 owned directly or indirectly.                                            (Over)

                             (Print or Type Responses)

 * If the Form is file by more than one Reporting Person, see Instruction 4(b)(v).

FORM 4 (continued)  Table II - Derivative Securities Acquired, Disposed of,
                               or Beneficially Owned
                (e.g, puts, calls, warrants, options, convertible securities)

 1. Title of     2. Conver-    3. Transac- 4. Transac-   5. Number of
    Derivative      sion or       tion        tion          Derivative
    Security        Exercise      Date        Code          Securities
    (Instr. 3)      Price         (Month/                   Acquired (A) or
                    of            Day/        (Instr. 8)    Disposed of (D)
                    Derivative    Year)                     (Instr. 3, 4 and 5)
                    Security                 -------------  --------------------
                                             Code     V        (A)       (D)
 --------------  --------------  ----------  ----   ------  --------- ----------
 a.
 --------------  --------------  ----------  ----   ------  --------- ----------
 b.
 --------------  --------------  ----------  ----   ------  --------- ----------
 c.
 --------------  --------------  ----------  ----   ------  --------- ----------
 d.
 --------------  --------------  ----------  ----   ------  --------- ----------
 e.
 --------------  --------------  ----------  ----   ------  --------- ----------
 f.
 --------------  --------------  ----------  ----   ------  --------- ----------

 6. Date Exercisable           7. Title and Amount of Underlying   8. Price of
    and Expiration                Securities                          Derivative
    Date                          (Instr. 3 and 4)                    Security
    (Month/Day/Year)                                                  (Instr. 5)
 ----------------------------  ---------------------------------
    Date           Expiration      Title            Amount or
    Exercisable    Date                             Number of
                                                    Shares
 ----------------- -----------  -----------------  --------------  -------------
 a.
 ----------------- -----------  -----------------  --------------  -------------
 b.
 ----------------- -----------  -----------------  --------------  -------------
 c.
 ----------------- -----------  -----------------  --------------  -------------
 d.
 ----------------- -----------  -----------------  --------------  -------------
 e.
 ----------------- -----------  -----------------  --------------  -------------
 f.
 ----------------- -----------  -----------------  --------------  -------------

 9. Number of         10. Ownership Form    11. Nature of
    Derivative            of Deriva-            Indirect
    Securities            tive                  Beneficial
    Beneficially          Security:             Ownership
    Owned at              Direct (D)            (Instr. 4)
    End of Month          or Indirect
    (Instr. 4)            (I) (Instr. 4)

 -------------------  --------------------  -----------------
 a.
 -------------------  --------------------  -----------------
 b.
 -------------------  --------------------  -----------------
 c.
 -------------------  --------------------  -----------------
 d.
 -------------------  --------------------  -----------------
 e.
 -------------------  --------------------  -----------------
 f.
 -------------------  --------------------  -----------------

 Explanation of Responses:

  (1)  Purchased directly from the Issuer's initial public offering at public offering price.

 /S/ Jeff Deell                                         September 4, 2002
 --------------------------------                    ----------------------
 ** Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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